To the Limited Partners of

Waypoint Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Alper Daglioglu President and Director Ceres Managed Futures LLC General Partner, Waypoint Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue 14th Floor New York, NY 10036 (855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Waypoint Master Fund L.P.:

We have audited the accompanying statement of financial condition (liquidation basis), including the condensed schedule of investments (liquidation basis), of Waypoint Master Fund L.P. (the “Partnership”), as of November 30, 2013 (termination of operations) and the related statements of income and expenses (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2013 to November 30, 2013 (termination of operations). In addition, we have audited the accompanying statement of financial condition, including the condensed schedule of investments, of the Partnership as of December 31, 2012, and the related statements of income and expenses and changes in partners’ capital for the years ended December 31, 2012 and 2011. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Partnership terminated operations on November 30, 2013. As a result, the Partnership changed its basis of accounting from the going concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, (1) the financial position (liquidation basis) of Waypoint Master Fund L.P. as of November 30, 2013 (termination of operations), (2) the results of its operations (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2013 to November 30, 2013 (termination of operations), (3) its financial position as of December 31, 2012, and (4) the results of its operations and changes in partners’ capital for the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America applied on the bases described in the preceding paragraph.

/s/ Deloitte & Touche LLP

New York, New York

February 24, 2014

Waypoint Master Fund L.P.

Statements of Financial Condition

November 30, 2013 (termination of operations) (liquidation basis)

and December 31, 2012

	November 30, 2013*	2012
Assets:
Equity in trading account:
Cash (Note 3c)	$11,519,577	$14,965,002
Cash margin (Note 3c)	265,223	7,218,744
Net unrealized appreciation on open futures contracts	—	298,626
Net unrealized appreciation on open forward contracts	—	151,273

Total assets	$11,784,800	$22,633,645

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$265,223	$—
Accrued expenses:
Professional fees	54,080	70,047
Clearing fees due to MS & Co	162	—
Liquidation redemptions payable	11,465,335	—

Total liabilities	11,784,800	70,047

Partners’ Capital:
General Partner, 0.0000 unit equivalents at November 30, 2013 and December 31, 2012	—	—
Limited Partners, 0.0000 and 17,555.7323 Redeemable Units outstanding at November 30, 2013 and December 31, 2012, respectively	—	22,563,598

Total liabilities and partners’ capital	$11,784,800	$22,633,645

Net asset value per unit	$—	$1,285.26

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

Waypoint Master Fund L.P.

Condensed Schedule of Investments (liquidation basis)

November 30, 2013

(termination of operations)

	Notional ($)	Fair Value	% of Partners’ Capital
Unrealized Appreciation on Open Forward Contracts
Currencies	$10,523,966	$112,998	1.00%

Net unrealized appreciation on open forward contracts		112,998	1.00

Unrealized Depreciation on Open Forward Contracts
Currencies	$22,756,417	(378,221)	(3.30)

Net unrealized depreciation on open forward contracts		(378,221)	(3.30)

Net fair value		$(265,223)	(2.30)%

See accompanying notes to financial statements.

Waypoint Master Fund L.P.

Condensed Schedule of Investments

December 31, 2012

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	647	$(144,420)	(0.64)%
Indices	151	396,251	1.75
Interest Rates Non-U.S.	40	15,304	0.07

Total futures contracts purchased		267,135	1.18

Futures Contracts Sold
Energy	25	61,500	0.27
Interest Rates U.S.	143	(25,025)	(0.11)
Interest Rates Non-U.S.	158	(27,285)	(0.12)
Metals	17	(14,280)	(0.06)
Softs	12	36,581	0.16

Total futures contracts sold		31,491	0.14

Unrealized Appreciation on Open Forward Contracts
Currencies	$29,350,316	336,506	1.49

Net unrealized appreciation on open forward contracts		336,506	1.49

Unrealized Depreciation on Open Forward Contracts
Currencies	$20,329,516	(185,233)	(0.82)

Net unrealized depreciation on open forward contracts		(185,233)	(0.82)

Net fair value		$449,899	1.99%

See accompanying notes to financial statements.

Waypoint Master Fund L.P.

Statements of Income and Expenses

for the period from January 1, 2013 to November 30, 2013 (termination of operations)

(liquidation basis), and for the years ended December 31, 2012 and 2011

	2013*	2012	2011
Investment Income:
Interest income	$4,791	$17,386	$11,715

Expenses:
Clearing fees	40,230	109,678	145,047
Professional fees	88,395	68,328	64,888

Total expenses	128,625	178,006	209,935

Net investment (loss)	(123,834)	(160,620)	(198,220)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(525,934)	4,296,363	(1,651,955)
Change in net unrealized gains (losses) on open contracts	(715,122)	(626,220)	114,971

Total trading results	(1,241,056)	3,670,143	(1,536,984)

Net income (loss)	$(1,364,890)	$3,509,523	$(1,735,204)

Net income (loss) per unit** (Note 6)	$(132.52)	$130.41	$(53.89)

Weighted average units outstanding*** :	12,627.4011	28,992.7356	33,512.6512

*	Presented on a liquidation basis of accounting
**	Based on change in net asset value per unit (2013: pre-liquidation)
***	Calculated based on pre-liquidation redemption

See accompanying notes to financial statements.

Waypoint Master Fund L.P.

Statements of Changes in Partners’ Capital

for the period from January 1, 2013 to November 30, 2013 (termination of operations)

(liquidation basis), and for the years ended December 31, 2012 and 2011

Partners’ Capital
Partners’ Capital at December 31, 2010	$41,247,646
Net income (loss)	(1,735,204)
Subscriptions of 6,498.0140 Redeemable Units	7,668,741
Redemptions of 6,676.1937 Redeemable Units	(7,977,138)
Distribution of interest income to feeder funds	(11,715)

Partners’ Capital at December 31, 2011	39,192,330
Net income (loss)	3,509,523
Subscriptions of 3,493.7025 Redeemable Units	4,163,688
Redemptions of 19,855.4611 Redeemable Units	(24,284,557)
Distribution of interest income to feeder funds	(17,386)

Partners’ Capital at December 31, 2012	22,563,598
Net income (loss)	(1,364,890)
Redemptions of 17,555.7323 Redeemable Units	(21,193,917)
Distribution of interest income to feeder funds	(4,791)

Partners’ Capital at November 30, 2013*	$—

Net asset value per unit:

2011:	$1,155.52

2012:	$1,285.26

2013:	$1,152.34	**

*	Presented on a liquidation basis of accounting.
**	Pre-liquidation redemption net asset value per unit.

See accompanying notes to financial statements.

Waypoint Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

November 30, 2013

1.	Partnership Organization:

Waypoint Master Fund L.P. (the “Master”) was a limited partnership organized under the partnership laws of the State of New York on February 19, 2010 to engage in the speculative trading of a diversified portfolio of commodity interests, including futures contracts, options, swaps and forward contracts. The sectors traded included currencies, energy, grains, indices, U.S. and non-U.S. interest rates, metals and softs. The commodity interests that were traded by the Master were volatile and involved a high degree of market risk. The Master terminated operations on November 30, 2013. As a result, the Master changed the basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Master to record assets and liabilities at values to be received in liquidation.

Ceres Managed Futures LLC, a Delaware limited liability company, acted as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings.

On March 1, 2010 (commencement of trading operations), Diversified 2000 Futures Fund L.P. (“Diversified 2000”), Global Diversified Futures Fund L.P. (“Global Diversified”), and Emerging CTA Portfolio L.P. (“Emerging CTA”) each allocated a portion of their capital to the Master. Diversified 2000 purchased 5,975.7506 Redeemable Units with cash equal to $5,975,751, Global Diversified purchased 4,959.4220 Redeemable Units with cash equal to $4,959,422 and Emerging CTA purchased 26,581.6800 Redeemable Units with cash equal to $26,581,680. The Master was formed to permit commodity pools managed by Waypoint Capital Management LLC (the “Advisor”) using the Diversified Futures Program, the Advisor’s proprietary, systematic trading system to invest together in one trading vehicle. During the period covered by this report, the Master’s commodity brokers were Citigroup Global Markets Inc. (“CGM”) and/or Morgan Stanley and Company LLC. (“MS&Co.”).

Prior to its termination on November 30, 2013, the Master operated under a structure where its investors consisted of Diversified 2000, Global Diversified and Emerging CTA (each a “Feeder,” collectively the “Funds”). Diversified 2000, Global Diversified and Emerging CTA owned approximately 31.1%, 30.7% and 38.2% investments in the Master at November 30, 2013, respectively. Diversified 2000, Global Diversified and Emerging CTA owned approximately 33.7%, 21.4% and 44.9% investments in the Master at December 31, 2012, respectively.

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) or with the liquidation basis requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

The liquidation basis of accounting requires the Master to record assets and liabilities at values expected to be received in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Master’s carrying value of assets and liabilities or its results of operations. All carrying values, whether market or fair values, are expected to be realized by management during liquidation. Also, the liquidation basis of accounting requires the financial statements to include a statement of net assets available to shareholders or changes in net assets available. The Statements of Changes in Partners’ Capital (included herein) presents the same information and thus the financial statements include a statement of net assets available to shareholders for the period January 1, 2013 to November 30, 2013.

Waypoint Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

November 30, 2013

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master including derivative financial instruments and derivative commodity instruments were held for trading purposes. The commodity interests were recorded on trade date, and open contracts were recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies were translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses were realized when contracts were liquidated. Net realized gains or losses were included in the Statements of Income and Expenses.

Master’s Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls in its entirety shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive.

The Master separately presented purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis) and made disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

On October 1, 2012, the Financial Accounting Standards Board (the “FASB”) issued ASU 2012-04 “Technical Corrections and Improvements,” which makes minor technical corrections and clarifications to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures.” When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. ASU 2012-04 also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820. The amendments were effective for fiscal periods beginning after December 15, 2012. The adoption of this ASU did not impact the Master’s financial statements.

The Master considered prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the period ended November 30, 2013, the Master did not hold any derivative instruments that were based on unadjusted quoted prices in active markets for identical assets and Liabilities (Level 1) or that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). As of and for the year ended December 31, 2012, the Master did not hold any

Waypoint Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

November 30, 2013

derivative instruments that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During the eleven months ended November 30, 2013 and the year ended December 31, 2012, there were no transfers of assets and liabilities between Level 1 and Level 2.

	November 30, 2013	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Forwards	$112,998	$—	$112,998	$—

Total assets	112,998	—	112,998	—

Liabilities
Forwards	$378,221	$—	$378,221	$—

Total Liabilities	378,221	—	378,221	—

Net fair value	$(265,223)	$—	$(265,223)	$—

	December 31, 2012	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$750,968	$750,968	$—	$—
Forwards	336,506	—	336,506	—

Total assets	1,087,474	750,968	336,506	—

Liabilities
Futures	$452,342	$452,342	$—	$—
Forwards	185,233	—	185,233	—

Total Liabilities	637,575	452,342	185,233	—

Net fair value	$449,899	$298,626	$151,273	$—

d.	Futures Contracts. The Master traded futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) were made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. When the contract was closed, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Waypoint Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

November 30, 2013

e.	Forward Foreign Currency Contracts. Forward foreign currency contracts were those contracts where the Master agreed to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts were valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on foreign currency contracts were recognized in the period in which the contract was closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master did not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net income (loss) in the Statements of Income and Expenses.

f.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests were determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

g.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2010 through 2012 tax years remain subject to examination by U.S. federal and most state tax authorities. The 2013 tax return, once filed, will be subject to examination for three years. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

h.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed the subsequent events through the date of filing and determined that, other than that referenced in note 8 to the financial statements, there were no subsequent events requiring adjustment of or disclosure in the financial statements.

i.	Recent Accounting Pronouncements. In June 2013, the FASB issued ASU 2013-08, “Financial Services — Investments Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. The amendments are effective for interim and annual reporting periods beginning after December 15, 2013. This new guidance did not impact the Master’s financial statements at November 30, 2013.

Waypoint Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

November 30, 2013

j.	Net Income (Loss) per unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, “Financial Highlights.”

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administered the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor was not affiliated with the General Partner or CGM/MS&Co. and was not responsible for the organization or operation of the Master. The Management Agreement provided that the Advisor had sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement were borne by the Funds. The Management Agreement was in effect until November 30, 2013.

c.	Customer Agreement:

The Master entered into a customer agreement (the “Customer Agreement”) with CGM/MS&Co. whereby CGM/MS&Co. provided services which included among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) were borne by the Master. All other fees including CGM/MS&Co’s. direct brokerage fees were borne by the Funds. All of the Master’s assets were deposited in the Master’s account at CGM/MS&Co.. The Master’s cash was deposited by CGM/MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At November 30, 2013 and December 31, 2012, the amount of cash held by the Master for margin requirements was $265,223 and $7,218,744, respectively.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement between the Master and CGM/MS&Co. gave the Master the legal right to net unrealized gains and losses on open futures and exchange-cleared swap contracts. The Master netted, for financial reporting purposes, the unrealized gains and losses on open futures and exchange-cleared swap contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” were met.

On January 1, 2013, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement

Waypoint Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

November 30, 2013

similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. The new guidance did not have a significant impact on the Master’s financial statements.

The following tables summarize the valuation of the Master’s investments as of November 30, 2013 (termination of operations) and December 31, 2012:

November 30, 2013	Gross Amounts Recognized	Gross Amounts offset in the Statement of Financial Condition	Net Amounts presented in the Statement of Financial Condition
Assets
Forwards	$112,998	$(112,998)	$—

Total Assets	$112,998	$(112,998)	$—

Liabilities
Forwards	$(378,221)	$112,998	$(265,223)

Total Liabilities	$(378,221)	$112,998	$(265,223)

Net fair value			$(265,223)

December 31, 2012	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts Presented in the Statement of Financial Condition
Assets
Futures	$750,968	$(452,342)	$298,626
Forwards	336,506	(185,233)	151,273

Total Assets	$1,087,474	$(637,575)	$449,899

Liabilities
Futures	$(452,342)	$452,342	$—
Forwards	(185,233)	185,233	—

Total Liabilities	$(637,575)	$637,575	$—

Net fair value			$449,899

Waypoint Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

November 30, 2013

All of the commodity interests owned by the Master were held for trading purposes. The monthly average number of futures contracts traded for the period ended November 30, 2013 and for the year ended December 31, 2012 were 507 and 1,241, respectively. The monthly average notional value of currency forward contracts held during the period ended November 30, 2013 and for the year ended December 31, 2012 were $56,401,141 and $80,220,556, respectively.

Waypoint Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

November 30, 2013

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of November 30, 2013 (termination of operations) and as of December 31, 2012.

Assets	November 30, 2013
Forward Contracts
Currencies	$112,998

Total unrealized appreciation on open forward contracts	$112,998

Liabilities
Forward Contracts
Currencies	$(378,221)

Total unrealized depreciation on open forward contracts	$(378,221)

Net unrealized depreciation on open forward contracts	$(265,223)*

*	This amount is in “Net unrealized depreciation on open forward contracts” on the Statements of Financial Conditions.

Waypoint Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

November 30, 2013

Assets	December 31, 2012
Futures Contracts
Currencies	$204,081
Energy	61,500
Indices	433,502
Interest Rates Non-U.S.	15,304
Softs	36,581

Total unrealized appreciation on open futures contracts	$750,968

Liabilities
Futures Contracts
Currencies	$(348,501)
Indices	(37,251)
Interest Rates U.S.	(25,025)
Interest Rates Non-U.S.	(27,285)
Metals	(14,280)

Total unrealized depreciation on open futures contracts	$(452,342)

Net unrealized appreciation on open futures contracts	$298,626 *

Assets
Forward Contracts
Currencies	$336,506

Total unrealized appreciation on open forward contracts	$336,506

Liabilities
Forward Contracts
Currencies	$(185,233)

Total unrealized depreciation on open forward contracts	$(185,233)

Net unrealized appreciation on open forward contracts	$151,273 **

*	This amount is in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is in “Net unrealized appreciation on open forward contracts” on the Statements of Financial Condition.

Waypoint Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

November 30, 2013

The following tables indicate the trading gains (losses), by market sector, on derivative instruments for the period ended November 30, 2013 (termination of operations) and for the years ended December 31, 2012 and 2011.

Sector	November 30, 2013 Gain (loss) from trading		December 31, 2012 Gain (loss) from trading	December 31, 2011 Gain (loss) from trading
Currencies	(1,169,452)		$4,045,920	$(2,617,127)
Energy	181,400		110,520	(11,850)
Grains	(330,838)		(1,040,001)	(16,951)
Indices	330,501		2,337,166	796,926
Interest Rates U.S.	149,210		(480,290)	1,153,389
Interest Rates Non-U.S.	(257,537)		(2,208,719)	(1,040,915)
Metals	122,715		524,201	46,673
Softs	(267,055)		381,346	152,871

Total	(1,241,056	)***	$3,670,143 ***	$(1,536,984	)***

***	This amount is in “Total trading results” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions were accepted monthly from investors and they became limited partners on the first day of the month after their subscription was processed. A limited partner had the right to withdraw all or part of their capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any month. The Redeemable Units were classified as a liability when the limited partner elected to redeem and informed the Master.

Waypoint Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

November 30, 2013

6.	Financial Highlights:

Changes in the net asset value per unit for the period from January 1, 2013 to November 30, 2013 (termination of operations) and the years ended December 31, 2012 and 2011 were as follows:

	2013	2012	2011
Net realized and unrealized gains (losses)*	$(125.14)	$132.38	$(52.31)
Interest income	0.40	0.67	0.35
Expenses**	(7.78)	(2.64)	(1.93)

Increase (decrease) for the year	(132.52)	130.41	(53.89)
Distribution of interest income to feeder funds	(0.40)	(0.67)	(0.35)
Net asset value per unit beginning of period/year	1,285.26	1,155.52	1,209.76

Net asset value per unit, end of period/year***	1,152.34	1,285.26	1,155.52
Liquidation redemption per unit at 11/30/13	(1,152.34)	—	—

Ending net asset value per unit	$—	$1,285.26	$1,155.52

*	Includes clearing fees.
**	Excludes clearing fees.
***	Calculated based on pre-liquidation redemption net asset value per unit.

	2013		2012	2011
Ratios to average net assets:
Net investment income (loss)*****	(0.9	)%****	(0.5)%	(0.5)%

Operating expenses	0.9	%****	0.5%	0.5%

Total return	(10.3	)%***	11.3%	(4.5)%

****	Annualized.
*****	Interest income less total expenses.

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios were calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master was party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments included forwards, futures, options and swaps whose values were based upon an underlying asset, index, or reference rate, and generally represented future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may have been traded on an exchange or over-the-counter (“OTC”). Exchange-traded instruments are standardized and include futures and certain forwards, swaps and option contracts. OTC contracts are negotiated between contracting parties and include certain forwards, swaps and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and

Waypoint Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

November 30, 2013

fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master was exposed to a market risk equal to the value of the futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default was typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss was reduced through the use of legally enforceable master netting agreements with counterparties that permitted the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk, as CGM/MS&Co. or a CGM/MS&Co. affiliate was the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments was reduced to the extent that through CGM/MS&Co, the Master’s counterparty was an exchange or clearing organization.

The General Partner monitored and attempted to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and accordingly, believed that it had effective procedures for evaluating and limiting the credit and market risks to which the Master may have been subject. These monitoring systems generally allowed the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provided account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments matured within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not have been held to maturity.

8.	Liquidation of the Master:

Distributions of the Masters Capital to the Funds were made on December 3, 17, 19 and 20, 2013.